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                                  EXHIBIT 10.1

                               SERVICES AGREEMENT
                                    between
                          REMANCO INTERNATIONAL, INC.
                                      and
                            MAI SYSTEMS CORPORATION


     This SERVICES AGREEMENT (the "Agreement") is made and entered into as of the 1st day of October, 1995 (the "Effective Date") by and between REMANCO INTERNATIONAL, INC., a Delaware corporation ("Remanco"), having is principal place of business at 260 Fordham Road, Wilmington, Massachusetts 01887, and MAI SYSTEMS CORPORATION ("MAI"), a Delaware corporation, having its principal place of business at 9600 Jeronimo Road, Irvine, California 92718.

     In consideration of the mutual premises and covenants contained herein, Remanco and MAI hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following words and terms shall be defined as indicated below.

     "Customers" means a user of Remanco Equipment who has entered into a Services Agreement for said Equipment with Remanco, which Services Agreements are listed in Exhibit A attached hereto, and all other users of Remanco Equipment.

     "Employees" means those employees of Remanco in Remanco's field service and depot repair operations listed in Exhibit B attached hereto.

     "Equipment" means hardware and firmware supplied by Remanco to an end user and listed in Exhibit C attached hereto.

     "Parts" means those repairable spare parts, including whole Equipment units, necessary, used or useful in performing Services and listed in Exhibit D attached hereto.

     "Remanco Products" means Equipment and Software as defined herein.

     "Service Assets" means the Parts and T/R Equipment as defined herein.

     "Services" means hardware maintenance and/or repair services provided in accordance with the terms of Remanco's Services Agreement or on a time and materials basis in accordance with Remanco's policies and procedures.

     "Services Agreement" means Remanco's standard System Maintenance and Software Support Agreement pursuant to which Remanco provides hardware and software maintenance, repair services and support. The current standard Services Agreement is attached hereto as Exhibit E.

     "Software" means Remanco's software licensed with Remanco Equipment to comprise Remanco Products and Remanco Diagnostic Programs, which Software is listed in Exhibit C attached hereto.

     "T/R Equipment" means Remanco's test fixtures, technicians' tool boxes, equipment, diagnostics software and equipment, documentation, procedures, manuals and the like necessary, used or useful in performing Services and listed in Exhibit F attached hereto.

2.   TRANSFER OF SERVICE AND REPAIR BUSINESS.

     2.1 Employees. At 12:01 A.M. on the Effective Date, MAI shall offer employment to the Employees listed in Exhibit B attached hereto who are employees of Remanco at the salaries listed in such Exhibit. Remanco shall use its
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good faith, best efforts to secure the agreement of the Employees to become an employee of MAI. Remanco will, with effect from the close of business on October 1, 1995, terminate the employment of the Employees and pay to all the Employees all amounts due and owing to them in respect of salary, commissions, holiday and vacation pay, business and travel expenses, and other amounts due, less any amounts owed to Remanco by the Employees. Any Employees hired by MAI shall be new hires of MAI, shall have no accrued MAI retirement, vacation or pension benefits and MAI shall not be deemed to be a successor employer of such new hires for any purpose. However, each of such Employees hired by MAI shall be covered by MAI's medical, dental, life insurance and other standard employee benefit programs as of the Effective Date and shall be credited with their years of service with Remanco solely for purposes of determining their vacation accrual rates and their eligibility for participation in MAI's benefit programs.

     [**]

     2.3 Service Assets. Remanco shall furnish MAI with an inventory of Parts sufficient to maintain the Customers and shall during the Term of this Agreement, maintain such inventory at appropriate levels. On the Effective Date, Remanco shall furnish to MAI the T/R Equipment listed in Exhibit F. All Parts and T/R Equipment remain the property of Remanco. The initial cost to ship and insure all Parts and T/R Equipment to MAI shall be borne by Remanco. The parties agree to file the appropriate UCC statements and notices to protect each other's rights in the Service Assets.

3.   PERFORMANCE OF SERVICES.

     3.1 Appointment. Remanco hereby appoints MAI, and MAI hereby accepts appointment, as the exclusive Authorized Service Representative of Remanco to provide Services to Customers under Service Agreements on a subcontract basis, except Remanco National Accounts located in Remanco distributor territories listed in Exhibit L. MAI may not appoint a secondary or sub-authorized service representative to service Remanco Products without Remanco's prior written consent, which consent will not be unreasonably withheld. MAI may not provide support of Remanco Products, in any manner, to unauthorized providers of Remanco hardware, software, or service.

     3.2 Contract Maintenance Services. Commencing on the Effective Date, during the Term of this Agreement, MAI shall perform Services on Remanco Equipment under Services Agreements upon the request of Remanco as follows:

          (a) Remanco shall maintain a first call telephone desk for its Customers and shall take directly all calls requesting Services. Remanco shall screen each call to determine whether the Customer requires software support to be provided by Remanco, the problem can be resolved during the telephone call or Services are required. If Services are required, Remanco shall contact MAI. MAI will perform all Services, including hardware field maintenance, depot repair and Consigned Service Assets management. In addition, MAI will perform warranty, installation and time and materials Services as requested by Remanco.

          (b) MAI shall maintain a 7 day-24 hour dedicated national Remanco telephone number to receive all requests for Services.

          (c) MAI shall perform Services hereunder in a good, competent, professional manner, consistent with industry standards and in material conformance with the requirements of Service Agreements and Remanco's service policy and procedures, attached hereto as Exhibit K.

     3.3 Non-Contract Services. Any services or repairs performed on site by MAI upon the authorization of Remanco which are not subject to coverage under the terms of a Service Agreement between the Customer and Remanco shall be subject to the hourly fee portal to portal as listed in Exhibit G attached hereto. MAI will not perform any non-contract Services without first receiving Remanco's authorization therefor. Such repairs include but are not limited to engineering change orders, systems abuse/misuse and service during Non-Contracted Hours of Coverage (as defined in Section 3.4 hereof).

     3.4 Hours of Coverage. "Contracted Hours of Coverage" are those hours listed in the Services Agreements corresponding to the respective contracts during which the Customer has subscribed for on site maintenance coverage. "Non-Contracted Hours of Coverage" are all other times except the time identified above for the respective Customer.

4. TERM. This Agreement shall be for an initial term (the "Initial Term") of five (5) years, commencing on the Effective Date. During the first three (3) years of the Initial Term or until earlier prepayment of Loan, the payment provisions in Section 6.2 and the Loan in 6.3 shall be in effect. Thereafter, for the remaining years of the Initial Term, provided Remanco is not then in default, the payment provisions would revert to a standard subcontract basis, where Remanco pays to MAI monthly in advance for Contract Services to be performed in the immediately following month. Thereafter, this Agreement shall automatically be renewed for subsequent one (1) year terms ("Renewal Term") unless written notice of either party's desire not to renew is sent 90 days prior to the respective anniversary date. This Section is subject to the early termination pursuant to Article 15.

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5.   SOFTWARE LICENSE.

     5.1 License. Subject to the terms and conditions of this Agreement, Remanco grants to MAI a nonexclusive license to access and use the Software to provide Services to Customers under this Agreement. MAI acknowledges and agrees that the Diagnostic Programs, which form a part of the Software being provided by Remanco, are licensed and not sold to MAI hereunder. MAI agrees that the Diagnostic Programs shall be used only by Remanco or MAI's employees, provided such employees have executed a Confidentiality Agreement, to provide Services to Customers. Neither MAI nor its employees, shall access, copy or use such Diagnostic Programs unless this Agreement remains in force. MAI acknowledges and agrees that such Diagnostic Programs may form a part of the Software residing on the Remanco Products delivered to MAI hereunder or in the possession of Customers and hereby grants Remanco the right to install and maintain the Diagnostic Programs on the Remanco Products. In addition, MAI acknowledges and agrees that Remanco may remove all or part of such Diagnostic Programs at any time and from time to time. MAI hereby acknowledges that it is not permitted, nor shall it permit anyone else, in any circumstances to decode, reverse engineer, decompile or disassemble any Software.

     5.2  Copyright/Trade Secret.   MAI acknowledges that the Software is
protected by the copyright laws of the United States and other countries and/or that it embodies valuable expenditure of considerable time and money by Remanco. MAI shall hold the Software in confidence and shall not, without the prior written consent of Remanco, disclose or otherwise make available such Software in any form to any person, except to MAI's own employees and Customers only for purposes specifically authorized herein, and in accordance with the appropriate valid Software License Agreement, and confidentiality agreements. MAI agrees that it shall obtain all copies of the Software from Remanco and, accordingly, that the Software may not be copied or modified, in whole or in part, without the prior written consent of Remanco, except for a reasonable number of backup or archival copies for its own internal use pursuant to this Section 5. MAI shall not remove or obscure any copyright, patent, trademark, trade secret or similar notice affixed to any Software and shall reproduce and affix such notice on any copies or modifications of the Software made with the prior written consent of Remanco, and the inclusions of such notice shall be a condition of that consent. MAI shall take appropriate action, by instruction, agreement or otherwise, with respect to any persons permitted access to the Software in order to enable MAI to satisfy its obligations hereunder. MAI agrees to cause each of its employees having access to the Software or other confidential information of Remanco to execute confidentiality agreements.

     5.3 Escrow. On the Effective Date, Remanco shall deposit into an escrow account with a third party escrow, or add MAI as a party to such escrow, Remanco's proprietary Software source code, proprietary hardware and firmware drawings and specifications and vendors list. During the Term of the Agreement, Remanco shall promptly add to such escrow account any releases, additions, modifications, changes or enhancements to such deposited items. The escrow agreement is attached hereto as Exhibit J. Upon bankruptcy or a material default by Remanco, the escrow agreement would provide access to MAI to all items deposited into the escrow solely in order to permit MAI to perform its obligations under the Services Agreement.
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6.   FEES.

     6.1 Fees. MAI will receive [**] the contract price for hardware maintenance for Remanco Equipment under contract maintenance. Based upon the current Customer Service Agreements listed in Exhibit A, MAI will receive [**] monthly. Such amount will be adjusted quarterly or earlier as required to reflect additions or deletions from such Exhibit A. MAI will perform installation, warranty and such other non-contract hardware maintenance services for Remanco as authorized by Remanco on a time and material basis at the rates set forth in Exhibit G attached hereto.

     6.2 Payment of Fees. On or before the Effective Date, Remanco shall establish a lock-box ("Remanco Daily Lock-Box") into which all Customer receipts from Services Agreements and performance of Services shall initially be deposited. Such Remanco Daily Lock-Box shall be under the control of Remanco, so long as no Event of Default as defined in Section 15 of this Agreement has occurred and is continuing, and all sums deposited therein shall be cleared on a daily basis. Remanco shall provide to MAI a daily cash report thereof or direct on-line access to the daily cash report. [**]Remanco shall pay to MAI, due on the 1st of each month and payable on or before the 15th of each month, commencing January 15, 1996, [**] (representing the estimated monthly percentage due to MAI for hardware contract maintenance, and subject to adjustment as provided below). If any payment due hereunder is more than ten (10) days late, in addition to all other rights and remedies available to MAI, Remanco shall pay to MAI a late charge of One Hundred Dollars ($100.00) per day such payment is late calculated from the payment due date. At the end of each quarter prior to the 15th of the first month of the next quarter, Remanco and MAI will conduct a reconciliation to determine the proper amount to have been paid by Remanco for the hardware maintenance contract receipts during the preceding quarter and to adjust the monthly amount for the following quarter depending upon additions and/or deletions to the Customer Schedule. If Remanco has underpaid such amount, Remanco will pay to MAI such underpayment. If Remanco has overpaid, the parties will apply such overpayment against the next payment to MAI. For all installation, warranty and other non-contract hardware maintenance services authorized by Remanco, MAI will invoice Remanco at the contract rate on a monthly basis and Remanco will pay to MAI the invoiced amount.

     [**]

7. REMANCO WARRANTIES AND REPRESENTATIONS. Remanco represents, warrants and covenants that, as of the Effective Date:

     7.1 No Conflicts. The execution and delivery of this Agreement by Remanco, the consignment of the Service Assets to MAI, the assignment of the Services Agreements to MAI, and the performance of its obligations hereunder will not violate or conflict with any terms of the Articles of Incorporation or the Bylaws of Remanco or constitute a breach of or (with the giving of notice or lapse of time, or both) a default under, or result in the termination of any right or license or the acceleration of any obligation under or the creation of any lien, charge or other restriction on the Service Assets or Service Agreements, or impair or terminate any licenses, permits or other contractual relations that Remanco has with any party; and will not conflict with or, to the best of Remanco's knowledge, violate any applicable law, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Remanco.

     7.2 Service Assets, Liens and Encumbrances. The Service Assets are usable for their respective intended purposes and are adequate to perform the Services hereunder consistent with the manner performed by Remanco prior to the Effective Date. Remanco shall have good and marketable title to the Service Assets and shall deliver to MAI evidence of the subordination of any liens or security interests therein within ten (10) days after the Effective Date, and shall deliver the Service Assets to MAI hereunder free and clear of all liens, claims, encumbrances, restrictions, easements, security interests, charges or equities of any nature whatsoever.

     7.3 Litigation, Disputes, Claims and Investigations. To the best of Remanco's knowledge, neither Remanco, nor any officer, director or employee of Remanco, is a party to any pending or threatened litigation, action, suit, dispute, investigation, claim or proceeding relating in any way to Remanco, including, without limitation, any matters relating to Remanco's employees, customers or taxes that would in any material way adversely affect MAI's rights and obligations under the Agreement.

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     7.4  Employees.  Exhibit B sets forth the names and addresses of all employees of Remanco to be offered employment by MAI and lists for each (i) their current salary; (ii) the years of service with Remanco (including any predecessor entities; (iii) their current titles; and (iv) work locations. Remanco shall deliver to MAI copies of all agreements with or relating to such Employees and copies of relevant documents in their personnel files and employee records for the past year, conditional upon consent of such Employees.

     7.5 Service Agreements. Exhibit E consists of a complete list of all agreements, contracts, licenses, commitments and proposals, oral or written, for the provision of hardware maintenance and repair services to which Remanco is a party and that currently are in whole or in part active or executory or pursuant to which Remanco is or may be obligated [**]. Remanco has made and will make available to MAI prior to the Effective Date complete and correct copies of all written Service Agreements listed in Exhibit E (together with all amendments and supplements thereto). Such Service Agreements are in full force and effect, and Remanco has, and, to the best of its knowledge, all other parties to such Service Agreements have, in all respects, performed all obligations required to be performed by it or them and are not in default in any material respect or condition which, after notice or lapse of time or both, is or would constitute a material default thereunder, except as noted on Exhibit E.

     7.6 No Adverse Fact and Disclosure. To the best of Remanco's knowledge, Remanco has disclosed all facts which it reasonably believes could materially and adversely affect the Service Assets or the Service Agreements. Remanco has no information, nor is it aware of any facts, indicating that any of its customers intend to cease doing business with Remanco other than in the regular course. Further, to the best of its knowledge neither this Agreement nor any letter, certificate or other document furnished by Remanco to MAI pursuant hereto contains any untrue statement of a material fact or, omits to state a material fact necessary to make the statement contained therein and in this Agreement and its Exhibits not misleading.

8. AUDIT RIGHTS. Once per year either party may, upon reasonable notice, audit the records of the other only to the extent that same relates directly to the calculation of fees under this Agreement. All audits will be conducted at a mutually convenient time and date during normal business hours. All audits are at the expense of the party conducting same except in the case where the total fee for the period in question (not less than a 12 month period) was incorrectly understated by at least 5% in which case all reasonable costs to conduct the audit shall be borne by the party being audited.

9.   DISTRIBUTION OF REMANCO PRODUCTS.   Subject to the terms and conditions of
this Agreement, Remanco shall appoint MAI as Remanco's nonexclusive value added reseller to market, sell, distribute and support Remanco Products in North America to MAI customers or prospective customers in the hotel or gaming systems markets pursuant to a distribution agreement to be negotiated and signed prior to October 31, 1995, incorporating the business points set forth in Exhibit M attached hereto.

10.  REMANCO RESPONSIBILITIES.

     10.1 Training. During the Term of this Agreement, at the request of MAI, Remanco shall train MAI personnel in training courses for the maintenance, service and repair of Remanco Products. The schedule for such courses shall be as mutually determined by Remanco and MAI. For all courses held at Remanco's facilities, such courses shall be at no cost to MAI for the course, Remanco trainer and course materials, provided that MAI will be responsible for all costs of travel, lodging and expenses for its personnel in attending such courses. For all courses held at non-Remanco locations, MAI shall pay or reimburse Remanco for the coach-class travel and reasonable lodging and expenses incurred by Remanco in providing its trainers for such courses.

     10.2 Software Support. During the Term of this Agreement, Remanco shall be solely responsible for providing all Software support to Customers under Service Agreements. In consideration of MAI's agreements and covenants hereunder, Remanco shall provide to MAI at no cost by telephone or modem Software support required by MAI to complete any Services for Customers under Service Agreements.

     10.3 Help Desk. During the Term of this Agreement, Remanco shall establish and maintain a telephone help desk pursuant to the terms and conditions of Services Agreements to provide technical assistance to Customers and to MAI personnel.

11.  COVENANTS.

     11.1 Non Solicitation of Employees. During the Initial Term and any Renewal Term hereof, MAI and Remanco agree that, unless prior written approval is obtained from the other in writing, neither shall solicit, directly or indirectly, the services of any employees of the other, including, in the case of Remanco, any Employees hired by MAI.

     11.2 Competitive Products. In partial consideration for the agreements and covenants of Remanco hereunder, MAI shall not, during the Term of this Agreement, sell any POS equipment in North America competitive with Remanco Products, without Remanco's prior written consent, other than for sale to gaming institutions by Gaming Systems International.

12.  USE OF REMANCO'S TRADE NAME AND TRADEMARKS; PUBLIC RELEASE.
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     12.1  License to Use Trademarks.  Remanco hereby grants to MAI a nonexclusive license during the Initial Term or any Renewal Term, as applicable, to use the Trademarks in the United States, provided that they are used solely in connection with the servicing of the products and in accordance with Remanco's specifications as to style, color and typeface. Upon expiration or termination of this Agreement, MAI will immediately take all action necessary to transfer and assign to Remanco, or its nominee, any right, title or interest in or to any of the Trademarks, and the goodwill related thereto, which MAI may have acquired in any manner as a result of the handling and selling of Products under this Agreement and MAI shall immediately cease to use any Trademark of Remanco. MAI hereby agrees to notify Remanco immediately of any infringement or potential infringement of any Trademark in the United States.

     12.2 Registration. MAI agrees not to apply for registration of any Trademarks in the United States or for any mark confusingly similar thereto. Remanco may elect to apply for registration of any of the Trademarks in the United States at its expense, and, in such event, Remanco shall so notify MAI and MAI shall assist and cooperate with Remanco in connection therewith, so long as no costs are incurred by MAI.

     12.3 Public Release. Any advertising or promotional literature or announcement to the press by either party regarding its relationship with the other or otherwise utilizing the other's name must be approved by both parties hereto in advance in writing. The only authorized representation to third parties by MAI is to identify itself as "Remanco Authorized Service Representative" for Remanco's Systems. Such use shall be preceded by MAI's own name.

13.  INDEMNIFICATION.

     13.1 MAI Indemnification. To the extent a claim or action is brought against Remanco by a third party based on or related to MAI's failure to observe or perform its obligations under this Agreement, MAI shall indemnify and hold Remanco harmless from and against any and all damages, costs and expenses, including reasonable attorney's fees, suffered by or awarded against Remanco.

     13.2 Remanco Indemnification. To the extent a claim or action is brought against MAI by a third party based on or related to: (i) Remanco's failure to observe or perform its obligations under this Agreement; or (ii) copyright or patent infringement, Remanco shall indemnify and hold MAI harmless from and against any and all damages, costs and expenses, including reasonable attorney's fees, suffered by or awarded against MAI.

     13.3 Intellectual Property Infringement. Infringement Indemnification by Remanco. At its expense, Remanco will defend any action brought against MAI or its validly licensed Customers, and pay all reasonable expenses and damages of MAI or its Customers, as applicable, for any claims that the Products infringe a United States or Canadian patent or copyright ("Infringement"). MAI must notify Remanco promptly in writing of the action (and all prior claims relating to such action) and give Remanco sole control of the defense and negotiations for its settlement or compromise. Remanco shall pay all damages and costs awarded therein against MAI but shall not be responsible for any compromise made without its consent. In the event of a final judgment which prohibits MAI's or its Customers'
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continued use of any Product by reason of an Infringement, or if at any time
Remanco is of the opinion that any Products are likely to become the cause of an action for Infringement, Remanco's sole obligation will be to use reasonable commercial efforts to (a) obtain the rights to continue use of any such Products or (b) replace or modify such Products so that they are no longer infringing. Remanco shall have no liability for any claim of Infringement based on the Products having been modified by MAI without the express authorization by Remanco. THIS SECTION STATES THE ENTIRE RESPONSIBILITY OF REMANCO CONCERNING INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS, OR PART THEREOF, OR BY THEIR OPERATION.

14. DISCLAIMERS.

     (a) IN NO EVENT WILL REMANCO BE LIABLE FOR ANY (i) DAMAGES CAUSED BY MAI's FAILURE TO PERFORM ITS COVENANTS AND RESPONSIBILITIES; (ii) DAMAGES
CAUSED BY REPAIRS OR ALTERATIONS DONE   OUTSIDE OF THE SCOPE OF THIS AGREEMENT;
(iii) DAMAGES DUE TO DETERIORATION DURING PERIODS OF STORAGE BY MAI; or (iv) LOST PROFITS, INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES.

     (b) IN NO EVENT WILL MAI BE LIABLE FOR ANY (i) DAMAGES CAUSED BY REMANCO'S FAILURE TO PERFORM ITS COVENANTS AND RESPONSIBILITIES; (ii) DAMAGES CAUSED, RESULTING FROM OR CONTRIBUTED TO BY REPAIRS OR ALTERATIONS DONE BY ANY OTHER PARTY AUTHORIZED BY REMANCO; (iii) DAMAGES DUE TO A CHANGE IN SPECIFICATIONS WHERE MAI WAS NOT ADEQUATELY INFORMED OF SUCH CHANGE IN ADVANCE;
(iv) DAMAGES DUE TO DEFECTIVE PARTS AND/OR DIAGNOSTIC PROGRAMS SUPPLIED BY REMANCO; or (v) LOST PROFITS, INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES.

     (c) MAI will undertake all reasonable and necessary action permitted or required by laws and regulations to ensure that Remanco's limits of responsibility as set forth above are valid and enforceable against whomever they are applicable, so longs as such action is at no cost to MAI. MAI will immediately inform Remanco as soon as MAI becomes aware of liability claims by a third party against the Products.

15. TERMINATION AND REMEDIES.

     15.1 Default. Upon a material breach of either party of any of its obligations or covenants herein agreed to, the non-defaulting party shall send the defaulting party notice detailing the default. The defaulting party shall have 30 days to cure said default unless said party commences to cure said default within the 30 days, acting in good faith, and it is reasonably necessary that the cure period be extended. In such case the cure period shall be extended to a reasonable period not to exceed an additional 30 days. Should the default not be cured within the time period identified above, an "Event of Default" will be said to have occurred.

     15.2 Default by Remanco. In the event of (i) bankruptcy (ii) insolvency or (iii) Event of Default by Remanco for failure to pay to MAI amounts due under the Agreement and failure to cure such default in full within thirty (30) days of MAI's written notice, [**] MAI will at MAI's option either perform the Software support or will pay to Remanco a fee as determined by MAI and Remanco for Remanco's performance of Software support. MAI will be responsible for purchasing all necessary replacement Equipment and Parts necessary to perform Services and perform or pay Remanco for performing Customer invoicing and first call support. [**]The above remedies are not exclusive and are cumulative and are in addition to all other remedies hereunder, at law or in equity.

     15.3  Termination by Remanco.  Upon the occurrence of (i) bankruptcy;
(ii)insolvency or (iii) an Event of Default by MAI, Remanco may send written notice to MAI terminating the Agreement at any time after (5) business days. Upon the expiration or termination of this Agreement for any reason the following shall occur:

        (i) MAI shall immediately cease from acting as an Authorized Service Representative.

        (ii) MAI shall promptly return to Remanco any and all Remanco-owned Parts or other equipment, materials, documentation or data, including without limitation all software, firmware, and all Remanco confidential information in the possession of MAI for whatever reason or purpose.

        (iii) The parties shall immediately pay to each other all monies due and payable under the terms of the Agreement.
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     15.4  Injunctive Relief.  Because unauthorized use or transfer of the
Software or the Diagnostic Programs, or any information contained therein, or any other Remanco confidential information would diminish substantially the value of such materials and would irrevocably harm Remanco, if MAI breaches the provisions of Sections 5.1, 5.2 or 16.3 of this Agreement, Remanco shall (without limiting its other rights or remedies) be entitled to equitable relief (including but not limited to injunctive relief) to protect its interests and, if MAI has not returned the Software, Diagnostic Programs or any other Remanco confidential information, to Remanco, or certified to Remanco's satisfaction that the Software, Diagnostic Programs or any other Remanco confidential information has been destroyed. Remanco shall have the right to enter and take possession of the Software, Diagnostic Programs or any other Remanco confidential information, wherever located, without liability for damage, so long as Remanco shall have acted reasonably and in good faith.

16. GENERAL.

     16.1 Assignment. The rights and obligations under this Agreement are personal in character. Neither this Agreement nor any rights granted hereunder may be assigned by either party voluntarily or by operation of law without the other party's prior written consent, not to be unreasonably withheld, and any such attempted assignment shall be null and void. The Agreement shall inure to the benefit of and be binding upon any successors or assigns of the parties.

     16.2 Force Majeure. Neither party shall be liable for any loss, injury, delay or damage suffered or incurred by such other party for causes beyond its reasonable control.

     16.3 Confidentiality. Remanco and MAI agree that in addition to the software, certain information, whether in oral, written and/or any other form, supplied by one party under this Agreement to the other party during the course of this Agreement is proprietary, secret or confidential. This information includes, without limitation, all information with respect to the Remanco Products, including marketing plans, product developmental materials, training documentation, Software documentation and maintenance manuals and drawings. All such information shall be held in confidence for a period of five (5) years following the date of disclosure and shall be used only for the purposes of this Agreement.

     16.4 Relationship of the Parties. Remanco and MAI hereby acknowledge that both parties hereto are independent contractors. Neither party shall represent itself as a partner, joint-venture, agent, employee or general representative of the other. Both parties hereto acknowledge that they shall have no right power or authority to, in any way, obligate the other party to any contract or other obligation.

     16.5 Entire Agreement. This Agreement is the exclusive statement of the terms and conditions between the parties with respect to its subject matter as of its date, supersedes all prior agreements, negotiations, representations and proposals, written or oral.

     16.6 Notices. All notices and other communications in connection with the Agreement shall be in writing and shall be sent to the respective parties following addresses, or to such other addresses as may be designated by the parties in writing from time to time in accordance with this Section, by hand, or by registered or certified air mail, postage prepaid, or by express courier service, service fee prepaid. In the case of Remanco, no such notice, waiver or other written notice from Remanco under the terms of this Agreement shall have any force or effect unless it is signed by either the President, Chief Executive Officer or Chief Operating Officer of Remanco.


                TO REMANCO:  Remanco International, Inc.
                             260 Fordham Road
                             Wilmington, MA  01887
                             Fax: (508)658-5998
                Attention:   Chief Operating Officer

                TO MAI:      MAI Systems Corporation
                             9600 Jeronimo Road
                             Irvine, CA  92718
                             Fax:  (714)580-2378
                Attention:   Vice President and General Counsel

     All notices shall be deemed received (i) if given by hand, (ii) if given by air mail three (3) business days after posting, or (iii) if given by express courier service, the next business day in the jurisdiction of the recipient.

     16.7 Severability. If any provision of this Agreement or the application thereof to any party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by law. In such event, the parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the applicable law, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by either party from the terms and provisions of this Agreement in order to comply with applicable laws, rules or regulations shall not be considered a breach of the Agreement.

     IN WITNESS WHEREOF, Remanco and MAI hereby have duly executed this Agreement as of the Effective Date.



   REMANCO INTERNATIONAL, INC.       MAI SYSTEMS CORPORATION

   By:____________________________         By:_____________________________
        Roy S. Roberts                            George G. Bayz
        Chief Operating Officer                   President and
                                                  Chief Operating Officer

   Date:__________________________         Date:___________________________

   Attest:________________________         Attest:_________________________